Exhibit 99.3

News Release

For Immediate Release 06/20/11

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Expands and Closes $172.5 Million Public Offering

of 8.0% Convertible Perpetual Preferred Stock

HOUSTON – June 20, 2011 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has upsized and closed its previously announced public offering of Series B 8.0% convertible perpetual preferred stock. Prior to this placement closing and pursuant to the underwriting agreement, the underwriters exercised their option to purchase 225,000 additional shares of convertible perpetual preferred stock to cover over-allotments. The exercise of the over-allotment expanded the transaction from 1.5 million shares to 1.725 million shares. In conjunction with the expanded offering, ATP also expanded the capped call spread to cover all 14.1 million shares that are eligible for conversion in this transaction as well as the shares convertible in the original September 2009 convertible perpetual preferred series. The cost of the capped call spread was $26.5 million or approximately $1.88 per common share eligible for conversion under both preferred stock series. The impact of the capped call spread is to prevent any dilution of common shares up to a price per common share of $27.50. The Series B preferred priced at $90 per share, approximately $4.50 per share less than the most recently available indicated price for the privately traded preferred series issued in September 2009. After the discount, fees of the issue and cost of the capped call transaction, net proceeds were $123.6 million.

The offering was made under the company’s existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”). This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the shares will be made exclusively by means of a prospectus supplement and accompanying prospectus.

Credit Suisse Securities (USA) LLC acted as book-running manager and Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc (NASDAQ: RODM) as a co-manager for the offering.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 100	Houston, TX 77027	www.atpog.com

About ATP Oil & Gas Corporation

ATP Oil & Gas Corporation (ATP) is engaged in the development and production of oil and natural gas in the offshore Gulf of Mexico, Mediterranean Sea and the North Sea. ATP established itself as a deepwater operator in the Gulf of Mexico Garden Banks area with the subsea Ladybug wells in 2000. With its proven abilities in the utilization of subsea technologies, ATP is aggressively expanding its development activities internationally into the historically productive region of the North Sea and into the Mediterranean Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the company’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting ATP’s business. More information about the risks and uncertainties relating to ATP’s forward-looking statements is found in the company’s SEC filings.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 100	Houston, TX 77027	www.atpog.com
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